Exhibit 99.1

	CONTACT:	Scott B. Flaherty
NEWS RELEASE		Executive Vice President & Chief Financial Officer
561.413.0112

Willis Lease Finance Corporation Reports Third Quarter 2025 Financial Results

Delivers Quarterly Pre-Tax Income of $43.2 Million and Quarterly Revenue of $183.4 Million

Declares Fourth Quarter 2025 Dividend of $0.40 Per Share

COCONUT CREEK, FL — November 4, 2025 — Willis Lease Finance Corporation (NASDAQ: WLFC) (“WLFC” or the “Company”), the leading lessor of commercial aircraft engines and global provider of aviation services, today announced its financial results for the third quarter ended September 30, 2025. The Company also announced a quarterly dividend of $0.40 per share, an increase to the Company’s recurring quarterly dividend of $0.25 per share, of common stock outstanding. The dividend is expected to be paid on November 26, 2025 to shareholders of record at the close of business on November 17, 2025.

Third Quarter 2025 Highlights (All metrics compared to third quarter 2024, except where noted)

•Quarterly total revenue of $183.4 million, an increase of 25.4%
•Income from operations of $38.0 million, an increase of 12.8%
•Quarterly pre-tax income of $43.2 million, an increase of 25.4%
•Record high lease rent revenue of $76.6 million, an increase of 17.9%
•Record high maintenance reserve revenue of $76.1 million, an increase of 52.8%
•Portfolio utilization increased to 86.0% at quarter end, compared to 82.9%

For the three months ended September 30, 2025, total revenue was $183.4 million, up 25.4% as compared to $146.2 million for the same period in 2024. For the third quarter of 2025, core lease rent and maintenance reserve revenues were $152.6 million in the aggregate, up 33.1% as compared to $114.7 million for the same period in 2024. The growth was predominantly driven by core lease and maintenance revenues associated with the continued strength of the aviation marketplace, as airlines leverage the Company’s extensive portfolio of in-demand engines as well as our parts and maintenance capabilities to avoid protracted, expensive engine shop visits.

“WLFC demonstrated continued momentum in the third quarter of 2025, reflecting the ongoing strength of the aviation marketplace, our platform and our portfolio,” said Austin C. Willis, Chief Executive Officer of WLFC. “The cost of new engines continues to drive demand from operators for our leasing model and the value created by our maintenance capabilities and other programs.”

Third Quarter 2025 Operating Results

Lease rent revenue increased by $11.6 million, or 17.9%, to $76.6 million in the three months ended September 30, 2025 from $64.9 million for the three months ended September 30, 2024. The increase is due to an increase in the average size of the portfolio as compared to that of the prior year period as well as an increase in average utilization (based on net book value of equipment held for operating lease, maintenance rights, and notes receivable and investments in sales-type leases net of allowances) of equipment held in our operating lease portfolio.

During the third quarter of 2025, the Company recognized $29.5 million of long-term maintenance revenue, compared to $1.2 million for the quarter ended September 30, 2024. Long-term maintenance is recognized at the end of a lease period as the related maintenance reserve liability is released from the balance sheet.

For the quarter ended September 30, 2025, the gain on sale of leased equipment was $16.1 million, reflecting the sale of 10 engines, one airframe, and other parts and equipment from the lease portfolio. During the three months ended September 30, 2024, the Company sold 13 engines and other parts and equipment for a net gain of $9.5 million.

The book value of lease assets owned either directly or through WLFC’s joint ventures, inclusive of the Company’s equipment held for operating lease, maintenance rights, notes receivable, and investments in sales-type leases was $3,302.6 million as of September 30, 2025.

Balance Sheet

As of September 30, 2025, the Company’s lease portfolio was $2,888.5 million, consisting of $2,700.4 million of equipment held in its operating lease portfolio, $144.8 million of notes receivable, $27.0 million of maintenance rights, and $16.3 million of investments in sales-type leases, which represented 354 engines, 20 aircraft, one marine vessel, and other leased parts and equipment. As of December 31, 2024, the Company’s lease portfolio was $2,872.3 million, consisting of $2,635.9 million of equipment held in its operating lease portfolio, $183.6 million of notes receivable, $31.1 million of maintenance rights, and $21.6 million of investments in sales-type leases, which represented 354 engines, 16 aircraft, one marine vessel, and other leased parts and equipment.

Conference Call

WLFC will hold a conference call led by the executive management team today at 10:00 a.m. Eastern Time to discuss its third quarter 2025 results.

To participate in the conference call, please use the following dial-in numbers:

U.S. and Canada: +1 (800) 330-6730
International: +1 (786) 297-8585
Conference ID: 2797388

A digital replay will be available two hours after the completion of the conference call. To access the replay, please visit the Investor Relations sections of our website at https://www.wlfc.global/investor-center.

About Willis Lease Finance Corporation

Willis Lease Finance Corporation (WLFC) leases large and regional spare commercial aircraft engines and aircraft to airlines, aircraft engine manufacturers and maintenance, repair, and overhaul providers worldwide. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services, as well as various end-of-life solutions for engines and aviation materials provided through Willis Aeronautical Services, Inc. Additionally, through Willis Engine Repair Center®, Jet Centre by Willis and Willis Aviation Services Limited, the company’s service offerings include Part 145 engine maintenance, aircraft line and base maintenance, aircraft disassembly, parking and storage, airport FBO and ground and cargo handling services. Willis Sustainable Fuels intends to develop, build and operate projects to help decarbonize aviation.

Forward-Looking Statements

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. By their nature, forward-looking statements involve a number of inherent risks, uncertainties and assumptions and are subject to change in circumstances that are difficult to predict and many of which are outside of our control. These risks, uncertainties and assumptions could adversely affect the outcome and financial effects of the plans and events described herein. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. Our actual results may differ materially from the results discussed, either expressly or implicitly, in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as war, terrorist activity and natural disasters; changes in oil prices, rising inflation and other disruptions to world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors, as well as the impact of new or increased tariffs; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing and current reports filed with the Securities and Exchange Commission. It is advisable, however, to consult any further disclosures the Company makes on related subjects in such filings. These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

Unaudited Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three months ended September 30,			Nine months ended September 30,
	2025	2024	% Change	2025	2024	% Change
REVENUE
Lease rent revenue	$76,552	$64,905	17.9%	$216,559	$173,652	24.7%
Maintenance reserve revenue	76,054	49,760	52.8%	181,656	156,527	16.1%
Spare parts and equipment sales	5,394	10,863	(50.3)%	53,988	20,337	165.5%
Interest revenue	3,360	3,412	(1.5)%	10,943	7,965	37.4%
Gain on sale of leased equipment	16,134	9,519	69.5%	48,153	33,148	45.3%
Gain on sale of financial assets	—	—	nm	378	—	nm
Maintenance services revenue	3,636	5,948	(38.9)%	17,253	17,956	(3.9)%
Other revenue	2,259	1,816	24.4%	7,693	6,841	12.5%
Total revenue	183,389	146,223	25.4%	536,623	416,426	28.9%

EXPENSES
Depreciation and amortization expense	28,662	23,650	21.2%	81,236	68,303	18.9%
Cost of spare parts and equipment sales	6,684	8,861	(24.6)%	50,109	17,003	194.7%
Cost of maintenance services	5,135	6,402	(19.8)%	19,085	17,647	8.1%
Write-down of equipment	10,201	605	1,586.1%	23,768	866	2,644.6%
General and administrative	49,190	40,037	22.9%	147,339	104,305	41.3%
Technical expense	8,352	5,151	62.1%	22,090	17,924	23.2%
Net finance costs:
Interest expense	34,177	27,813	22.9%	99,840	75,378	32.5%
Loss on debt extinguishment	2,963	—	nm	2,963	—	nm
Total net finance costs	37,140	27,813	33.5%	102,803	75,378	36.4%
Total expenses	145,364	112,519	29.2%	446,430	301,426	48.1%

Income from operations	38,025	33,704	12.8%	90,193	115,000	(21.6)%
Gain on sale of business	—	—	nm	42,950	—	nm
Income from joint ventures	5,192	756	586.8%	9,625	7,255	32.7%
Income before income taxes	43,217	34,460	25.4%	142,768	122,255	16.8%
Income tax expense	18,893	10,364	82.3%	41,198	34,704	18.7%
Net income	24,324	24,096	0.9%	101,570	87,551	16.0%
Preferred stock dividends	1,369	948	44.4%	4,045	2,758	46.7%
Accretion of preferred stock issuance costs	70	15	366.7%	209	39	435.9%
Net income attributable to common shareholders	$22,885	$23,133	(1.1)%	$97,316	$84,754	14.8%

Basic weighted average income per common share	$3.36	$3.51		$14.45	$13.01
Diluted weighted average income per common share	$3.25	$3.37		$13.89	$12.57

Basic weighted average common shares outstanding	6,813	6,582		6,736	6,513
Diluted weighted average common shares outstanding	7,031	6,859		7,007	6,745

Unaudited Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	September 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$12,885	$9,110
Restricted cash	158,082	123,392
Equipment held for operating lease, less accumulated depreciation	2,700,373	2,635,910
Maintenance rights	27,044	31,134
Equipment held for sale	23,329	12,269
Receivables, net	42,289	38,291
Spare parts inventory	53,712	72,150
Investments	98,115	62,670
Property, equipment & furnishings, less accumulated depreciation	67,393	48,061
Intangible assets, net	271	2,929
Notes receivable, net	144,842	183,629
Investments in sales-type leases, net	16,281	21,606
Other assets	76,731	56,045
Total assets	$3,421,347	$3,297,196

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$79,648	$75,983
Deferred income taxes	223,734	185,049
Debt obligations	2,239,451	2,264,552
Maintenance reserves	102,897	97,817
Security deposits	25,703	23,424
Unearned revenue	36,379	37,911
Total liabilities	2,707,812	2,684,736

Redeemable preferred stock ($0.01 par value)	63,331	63,122

Shareholders’ equity:
Common stock ($0.01 par value)	76	72
Paid-in capital in excess of par	67,379	50,928
Retained earnings	583,094	491,439
Accumulated other comprehensive (loss) income, net of tax	(345)	6,899
Total shareholders’ equity	650,204	549,338
Total liabilities, redeemable preferred stock and shareholders’ equity	$3,421,347	$3,297,196